Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONTINUED AMEX LISTING RULE
January 8, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) announced that the Company has received a deficiency letter from the American Stock Exchange advising the Company that in view of its continued non compliance with Section 121(A)(1) and Section 121(B)(2)a of the continued listing standards of the AMEX Company Guide, which was previously disclosed by the Company, it has until January 18, 2008 to submit a plan to the Exchange of steps it has taken, or will take, in order to regain compliance with these requirements by no later than April 4, 2008.
The Company has submitted a plan to the Staff of the Exchange, which includes liaising with a specialist recruiting agency and taking independent steps to find candidates with the necessary qualifications to comply with the requirements of the listing standards that a majority of the Company’s Board of Directors and the members of the Company’s Audit Committee qualify as independent directors. The Company has maintained a dialogue with the Amex, and had notified the AMEX of its plan and had also taken steps to follow this plan of action prior to the receipt of the recent correspondence from the AMEX. If the plan is accepted by the Staff of the Exchange, the Company may be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. Failure of the Staff of the Exchange to accept the plan, or, if the plan is accepted, the failure to regain compliance within the plan period could result in the commencement of proceedings to de-list the Company’s securities from the Exchange.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206